                                                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Ibis Technology Corporation:

         We consent to the incorporation by reference in the Form S-8 filing of Ibis Technology Corporation of our report dated February 2, 2001, relating to the balance sheets of Ibis Technology Corporation as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Ibis Technology Corporation.

                                                     /s/ KPMG LLP

                                                     KPMG LLP

Boston, Massachusetts
May 17, 2001